Exhibit 14

DELOITTE & ASSOCIES 185, avenue Charles de Gaulle BP 136 92203 Neuilly-sur-Seine Cedex S.A. au capital de € 1.723.040 Commissaire aux Comptes Membre de la Compagnie de Versailles	ERNST & YOUNG et Autres 41, rue Ybry 92576 Neuilly-sur-Seine Cedex S.A.S. à capital variable minimal de € 37.000 Commissaire aux Comptes Membre de la Compagnie de Versailles

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in Registration Statements Nos. 333-114880, 333-102522, 333-83120, 333-100153, 333-83222, 333-118726, 333-125196, 333-128169, 333-135862, 333-143230 and 333-144146 on Form S-8 of our reports dated June 29, 2007, relating to the consolidated financial statements of Suez S.A. (the “Group”), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2006. The report on the consolidated financial statements expresses an unqualified opinion and includes two explanatory paragraphs : 1) relating to the Group’s change in the method of accounting for actuarial gains and losses resulting from defined benefit post-employment pension plans and its change in the method of accounting for financial instruments as discussed in Notes 1 and 24 of the consolidated financial statements; and 2) noting that International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America, as presented in Notes 40 and 41 of the consolidated financial statements.

DELOITTE & ASSOCIES	ERNST &YOUNG et Autres
/s/ Jean-Paul PICARD	/s/ Nicole MAURIN

Neuilly-sur-Seine, France
June 29, 2007